Exhibit 4.1

SENECA GAMING CORPORATION,

THE GUARANTORS PARTIES HERETO,

LEWISTON GOLF COURSE CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 28, 2007

to

INDENTURE

Dated as of May 5, 2004

As Supplemented by a Supplemental Indenture

Dated as of May 23, 2005

7¼% Senior Notes due 2012

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 28, 2007, is among Seneca Gaming Corporation (the “Company”), the existing subsidiary guarantors parties hereto (the “Existing Guarantors”), Lewiston Golf Course Corporation (the “Additional Guarantor”) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

A.            The Company, the Existing Guarantors and the Trustee are parties to that certain Indenture, dated as of May 5, 2004, as supplemented by a Supplemental Indenture, dated as of May 23, 2005 (the Indenture, as so supplemented, the “Indenture”).

B.            In accordance with Section 4.17 and Section 10.4 of the Indenture, the Company will cause each newly created Restricted Subsidiary to execute and deliver a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture.

C.            In accordance with Section 8.1(2) of the Indenture, the Company, when authorized by a resolution of its  Board of Directors, the Existing Guarantors, the Additional Guarantor and the Trustee, may supplement the Indenture to evidence the obligations of an Additional Guarantor to comply with Section 4.17 of the Indenture.

D.            The Company, the Existing Guarantors and the Additional Guarantor desire and have requested the Trustee to enter into this Second Supplemental Indenture to evidence the obligations of the Additional Guarantor.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Existing Guarantors, the Additional Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE I
Definitions; Guarantee

1.1           Definitions.

                (a)           Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                (b)           For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

1.2           Guarantee.  The Additional Guarantor, by execution of this Second Supplemental Indenture, unconditionally Guarantees all of the Company’s obligations under the Notes and the Indenture on the terms set forth in Article X of the Indenture.

ARTICLE II
Miscellaneous

2.1           Counterparts.  This Second Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

2.2           Severability.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.3           Effect of Headings.  The Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

2.4           Successors and Assigns.  This Second Supplemental Indenture shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and permitted assigns.  Without limiting the generality of the foregoing, this Second Supplemental Indenture shall inure to the benefit of all Holders from time to time.  Nothing expressed or mentioned in this Second Supplemental Indenture is intended or shall be construed to give any Person, other than the parties hereto, their respective successors and assigns, and the Holders, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or any provision herein contained.

2.5           Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2.6           Effect of Supplemental Indenture.  Except as amended by this Second Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

2.7           Trustee.  The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the Existing Guarantors and the Additional Guarantor, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company, the Existing Guarantors and the Additional Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company, the Existing Guarantors and the Additional Guarantor or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Supplemental Indenture as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee		SENECA GAMING CORPORATION

By:	/s/ Timothy P. Mowdy	By:	/s/ E. Brian Hansberry
Name:	Timothy P. Mowdy	Name:	E. Brian Hansberry
Title:	Vice President	Title:	President and CEO

SENECA ERIE GAMING CORPORATION

		By:	/s/ E. Brian Hansberry
		Name:	E. Brian Hansberry
		Title:	President and CEO

SENECA TERRITORY GAMING CORPORATION

		By:	/s/ E. Brian Hansberry
		Name:	E. Brian Hansberry
		Title:	President and CEO

SENECA NIAGARA FALLS GAMING CORPORATION

		By:	/s/ E. Brian Hansberry
		Name:	E. Brian Hansberry
		Title:	President and CEO

LEWISTON GOLF COURSE CORPORATION

		By:	/s/ E. Brian Hansberry
		Name:	E. Brian Hansberry
		Title:	President and CEO